Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 16, 2009, with respect to the consolidated balance sheets of Procera Networks, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations and other comprehensive loss, stockholders’ equity (deficit) and comprehensive income (loss) and cash flows for the fiscal years ended December 31, 2008, 2007 and 2006, and our report dated March 16, 2009, with respect to the effectiveness of internal control over financial reporting as of December 31, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PMB Helin Donovan, LLP

San Francisco, California
January 12, 2010